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Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of VCampus Corporation for the registration of 1,405,327 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2003 with respect to the consolidated financial statements and schedule of VCampus Corporation for the year ended December 31, 2002 as included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                          /s/ Ernst & Young LLP

McLean, Virginia
May 16, 2005

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM